EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Travel + Leisure Co. on Form S8 No. 333-136090 of our report dated July 14, 2026 on our audits of the financial statements of Travel + Leisure Co. Employee Savings Plan as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and supplemental schedules as of December 31, 2025, which report is included in this Annual Report on Form 11-K to be filed on or about July 14, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
July 14, 2026